                           SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934
                              (AMENDMENT NO.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_] Preliminary Proxy Statement       [_] Confidential, for Use of the
                                          Commission Only (as permitted by
                                          Rule 14a-6(e)(2))

[X] Definitive Proxy Statement

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12


                           THERMEDICS DETECTION INC.
              ------------------------------------------------
              (Name of Registrant as Specified In Its Charter)

                           THERMEDICS DETECTION INC.
              ------------------------------------------------
                 (Name of Person(s) Filing Proxy Statement)


Payment of Filing Fee (check the appropriate box):

[X] No fee required

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:

        ________________________________________________________________________

    (2) Aggregate number of securities to which transaction applies:

        ________________________________________________________________________

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ________________________________________________________________________

    (4) Proposed maximum aggregate value of transaction:

        ________________________________________________________________________

    (5) Total fee paid:

        ________________________________________________________________________

[_] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

        ________________________________________________________________________

    (2) Form, Schedule or Registration Statement No.:

        ________________________________________________________________________

    (3) Filing Party:

        ________________________________________________________________________

    (4) Date Filed:

        ________________________________________________________________________

THERMEDICS DETECTION INC.

220 Mill Road
Chelmsford, Massachusetts  01824-4178



                                                                  April 23, 1998

Dear Stockholder:

     The enclosed Notice calls the 1998 Annual Meeting of the Stockholders of Thermedics Detection Inc. I respectfully request that all Stockholders attend this meeting, if possible.

     Our Annual Report for the year ended January 3, 1998, is enclosed. I hope you will read it carefully. Feel free to forward any questions you may have if you are unable to be present at the meeting.

     Enclosed with this letter is a proxy authorizing three officers of the Corporation to vote your shares for you if you do not attend the meeting. Whether or not you are able to attend the meeting, I urge you to complete your proxy and return it to our transfer agent, American Stock Transfer & Trust Company, in the enclosed addressed, postage-paid envelope, as a quorum of the Stockholders must be present at the meeting, either in person or by proxy.

     I would appreciate your immediate attention to the mailing of this proxy.

                                    Yours very truly,



                                    JAMES BARBOOKLES
                          President and Chief Executive Officer

THERMEDICS DETECTION INC.

220 Mill Road
Chelmsford, Massachusetts  01824-4178

                                                                  April 23, 1998

To the Holders of the Common Stock of
THERMEDICS DETECTION INC.


                            NOTICE OF ANNUAL MEETING

     The 1998 Annual Meeting of the Stockholders of Thermedics Detection Inc. (the "Corporation") will be held on Monday, June 1, 1998, at 1:30 p.m. at The Hyatt Regency Scottsdale Resort at Gainey Ranch, 7500 East Doubletree Ranch Road, Scottsdale, Arizona, 85258. The purpose of the meeting is to consider and take action upon the following matters:

1.   Election of five directors.

2. A proposal recommended by the board of directors to adopt an employees' stock purchase plan and to reserve 50,000 shares of the Corporation's common stock for issuance thereunder.

3. Such other business as may properly be brought before the meeting and any adjournment thereof.

     The transfer books of the Corporation will not be closed prior to the meeting, but, pursuant to appropriate action by the board of directors, the record date for the determination of the Stockholders entitled to receive notice of and to vote at the meeting is April 3, 1998.

     The By-laws require that the holders of a majority of the stock issued and outstanding and entitled to vote be present or represented by proxy at the meeting in order to constitute a quorum for the transaction of business. It is important that your shares be represented at the meeting regardless of the number of shares you may hold. Whether or not you are able to be present in person, please sign and return promptly the enclosed proxy in the accompanying envelope, which requires no postage if mailed in the United States.

     This Notice, the proxy and proxy statement enclosed herewith are sent to you by order of the board of directors.

                                    SANDRA L. LAMBERT
                                         Clerk

                                PROXY STATEMENT

     The enclosed proxy is solicited by the board of directors of Thermedics Detection Inc. (the "Corporation") for use at the 1998 Annual Meeting of the Stockholders (the "Meeting") to be held on Monday, June 1, 1998, at 1:30 p.m. at The Hyatt Regency Scottsdale Resort at Gainey Ranch, Scottsdale, Arizona, and any adjournment thereof. The mailing address of the executive office of the Corporation is 220 Mill Road, Chelmsford, Massachusetts 01824-4178. This proxy statement and the enclosed proxy were first furnished to Stockholders of the Corporation on or about April 29, 1998.


                               VOTING PROCEDURES

     The board of directors intends to present to the Meeting the election of five directors, constituting the entire board of directors, as well as one other matter: a proposal to adopt an employees' stock purchase plan and to reserve 50,000 shares of common stock of the Corporation, $.10 par value, ("Common Stock") for issuance under the employees' stock purchase plan.

     The representation in person or by proxy of a majority of the outstanding shares of Common Stock entitled to vote at the Meeting is necessary to provide a quorum for the transaction of business at the Meeting. Shares can only be voted if the Stockholder is present in person or is represented by returning a properly signed proxy. Each Stockholder's vote is very important. Whether or not you plan to attend the Meeting in person, please sign and promptly return the enclosed proxy card, which requires no postage if mailed in the United States. All signed and returned proxies will be counted towards establishing a quorum for the Meeting, regardless of how the shares are voted.

     Shares represented by proxy will be voted in accordance with your instructions. You may specify your choice by marking the appropriate box on the proxy card. If your proxy card is signed and returned without specifying choices, your shares will be voted for the management nominees for directors, for the management proposal and as the individuals named as proxy holders on the proxy deem advisable on all other matters as may properly come before the Meeting.

     In order to be elected a director, a nominee must receive the affirmative vote of a majority of the shares of Common Stock present and entitled to vote on the election. For the management proposal to adopt the employees' stock purchase plan, the affirmative vote of a majority of shares present in person or represented by proxy, and entitled to vote on the matter, is necessary for approval. Withholding authority to vote for a nominee for director or an instruction to abstain from voting on the management proposal will be treated as shares present and entitled to vote and, for purposes of determining the outcome of the vote, will have the same effect as a vote against the nominee or the proposal. With respect to the election of directors and the management proposal, broker "non-votes" will not be treated as shares present and entitled to vote on a voting matter and will have no effect on the outcome of the vote. A broker "non-vote" occurs when a nominee holding shares for a beneficial holder does not have discretionary voting power and does not receive voting instructions from the beneficial owner.

     A Stockholder who returns a proxy may revoke it at any time before the Stockholder's shares are voted at the Meeting by written notice to the Clerk of the Corporation received prior to the Meeting, by executing and returning a later dated proxy or by voting by ballot at the Meeting.

     The outstanding stock of the Corporation entitled to vote (excluding shares held in treasury by the Corporation) as of April 3, 1998, consisted of 13,355,459 shares of Common Stock. Only Stockholders of record at the close of business on April 3, 1998, are entitled to vote at the Meeting. Each share is entitled to one vote.

                                 - PROPOSAL 1 -

                             ELECTION OF DIRECTORS

     Five directors are to be elected at the Meeting, each to hold office until his successor is chosen and qualified or until his earlier resignation, death or removal.


NOMINEES FOR DIRECTORS

     Set forth below are the names of the persons nominated as directors, their ages, their offices in the Corporation, if any, their principal occupation or employment for the past five years, the length of their tenure as directors and the names of other public companies in which such persons hold directorships. Information regarding their beneficial ownership of the Corporation's Common Stock and of the common stock of its parent company, Thermedics Inc. ("Thermedics"), a manufacturer of product quality-assurance systems, security devices and biomedical products, and Thermedics' parent company, Thermo Electron Corporation ("Thermo Electron"), a provider of diversified products and services for biomedical, instrument and environmental markets, is reported under the caption "Stock Ownership." All of the nominees are currently directors of the Corporation.


----------------------------------------------------------------------------------------------------------------
JAMES BARBOOKLES                    Mr. Barbookles, 49, has been a director of the Corporation, as well as its president and chief executive officer, since November 14, 1997.  He also serves as the president and chief executive officer of Orion Research Inc., a manufacturer of electrochemical analysis instrumentation that is a wholly owned subsidiary of Thermedics Inc., since March 1993 and 1995, respectively.  He was vice president, research and development and engineering, of Orion from February 1989 to March 1993.  Prior to joining
                                    Orion, Mr. Barbookles served in a number of senior engineering and operations management positions at a variety of technology-based companies.
----------------------------------------------------------------------------------------------------------------
MORTON COLLINS                      Mr. Collins, 62, has been a director of the Corporation since February
                                    1997.  Mr. Collins has been a general partner of DSV Partners III, a venture capital limited partnership, since 1981 and a general partner of
                                    DSV Management, Ltd. since 1982.  Since 1985, DSV Management, Ltd. has been a general partner of DSV Partners IV, a venture capital limited partnership.  Mr. Collins is also a director of Kopin Corporation, The
                                    Liposome Company, Tandem Computers, Inc. and ThermoTrex Corporation.
----------------------------------------------------------------------------------------------------------------
JOHN T. KEISER                      Mr. Keiser, 62, has been a director of the Corporation since April 1997.
                                    Mr. Keiser has been a vice president of Thermo Electron since April 1997.
                                    Mr. Keiser has been the president of Thermedics since March 1998, and was its senior vice president from 1994 through March 1998.  He has also been the president of Thermo Biomedical Inc., a wholly owned subsidiary of
                                    Thermo Electron and manufacturer of medical equipment and instruments, since 1994.  Mr. Keiser was president of the Eberline Instrument division of Thermo Instrument Systems Inc., a majority-owned subsidiary of Thermo
                                    Electron, from 1985 to July 1994.  The Eberline Instrument division manufactures radiation detection and counting instrumentation and radiation monitoring systems.  Mr. Keiser is also a director of Metrika Systems
                                    Corporation, Thermedics, Thermo Cardiosystems Inc. and Trex Medical
                                    Corporation.
----------------------------------------------------------------------------------------------------------------
MATTHEW C. WEISMAN                  Mr. Weisman, 56, has been a director of the Corporation since May 1997.
                                    Mr. Weisman has been president and chief executive officer of Cobey
                                    Corporation, a consulting and private investment company, since 1983, and was president of Car Wash Partners, Inc., a venture capital sponsored consolidator of the conveyor car wash industry from 1996 to March 1998.
                                    For the past five years, he has served as an adviser to several venture capital firms and their portfolio companies.  He is also a director of
                                    Serologicals, Inc.
----------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------
JOHN W. WOOD JR.                    Mr. Wood, 54, has been chairman of the board and a director of the
                                    Corporation since its inception in 1990.  Mr. Wood also served as the
                                    Corporation's chief executive officer from December 1995 until December
                                    1996.  Mr. Wood has been chairman of the board of Thermedics since March
                                    1998, and was president and chief executive officer of Thermedics from 1984 through March 1998.  Mr. Wood has been senior vice president of Thermo
                                    Electron since December 1995 and, prior to that promotion, was a vice president of Thermo Electron from September 1994 to December 1995.  Mr.
                                    Wood is also a director of Thermedics, Thermo Cardiosystems, Thermo Sentron
                                    Inc. and Thermo Voltek Corp.
----------------------------------------------------------------------------------------------------------------

COMMITTEES OF THE BOARD OF DIRECTORS AND MEETINGS

     The board of directors has established an audit committee and a human resources committee, each consisting solely of outside directors. The present members of the audit committee are Mr. Collins and Mr. Weisman (Chairman). The audit committee reviews the scope of the audit with the Corporation's independent public accountants and meets with them for the purpose of reviewing the results of the audit subsequent to its completion. The present members of the human resources committee are Mr. Collins (Chairman) and Mr. Weisman. The human resources committee reviews the performance of senior members of management, approves executive compensation and administers the Corporation's stock option and other stock-based compensation plans. The Corporation does not have a nominating committee of the board of directors. The board of directors met three times, the audit committee met once and the human resources committee met four times during fiscal 1997. Each director attended at least 75% of all meetings of the board of directors and committees on which he served held during fiscal 1997.

COMPENSATION OF DIRECTORS

     CASH COMPENSATION

     Directors who are not employees of the Corporation, of Thermo Electron or of any other companies affiliated with Thermo Electron (also referred to as "outside directors") receive an annual retainer of $2,000 and a fee of $1,000 per day for attending regular meetings of the board of directors and $500 per day for participating in meetings of the board of directors held by means of conference telephone and for participating in certain meetings of committees of the board of directors. Payment of directors' fees is made quarterly. Messrs. Barbookles, Keiser and Wood are all employees of Thermo Electron or its subsidiaries and do not receive any cash compensation from the Corporation for their services as directors. Directors are also reimbursed for out-of-pocket expenses incurred in attending such meetings.

     DEFERRED COMPENSATION PLAN

     Under the Deferred Compensation Plan for directors (the "Deferred Compensation Plan"), a director has the right to defer receipt of his cash fees until he ceases to serve as a director, dies or retires from his principal occupation. In the event of a change in control or proposed change in control of the Corporation that is not approved by the board of directors, deferred amounts become payable immediately. Either of the following is deemed to be a change of control: (a) the acquisition, without the prior approval of the board of directors, directly or indirectly, by any person of 50% or more of the outstanding Common Stock or the outstanding common stock of Thermedics or 25% or more of the outstanding common stock of Thermo Electron; or (b) the failure of the persons serving on the board of directors immediately prior to any contested election of directors or any exchange offer or tender offer for the Common Stock or the common stock of Thermedics or 25% or more of the outstanding common stock of Thermo Electron to constitute a majority of the board of directors at any time within two years following any such event. Amounts deferred pursuant to the Deferred Compensation Plan are valued at the end of each quarter as units of the Corporation's Common Stock. When payable, amounts deferred may be disbursed solely in shares of Common Stock accumulated under the Deferred Compensation Plan. A total of 25,000 shares of Common Stock have been reserved for issuance under the Deferred Compensation Plan. As of March 1, 1998, deferred units equal to 1,437.61 shares of Common Stock were accumulated under the Deferred Compensation Plan.

STOCK-BASED COMPENSATION

     Directors of the Corporation are also eligible for the grant of stock options under the Corporation's equity incentive plan. The equity incentive plan is administered by the human resources committee of the board of directors, which determines the form and terms of stock-based awards to be granted. To date, only nonqualified stock options have been granted under this plan. In 1997, options to purchase 10,000 shares of the Common Stock were granted to each of the non-executive directors of the Corporation at an exercise price of $15.00 per share. These options may be exercised at any time prior to the expiration of the option on the seventh anniversary of the grant date. Shares acquired upon exercise of the options are subject to restrictions on transfer and the right of the Corporation to repurchase such shares at the exercise price if the director ceases to serve as a director of the Corporation or any other Thermo Electron company. The restrictions and repurchase rights lapse or are deemed to have lapsed 20% per year, starting with the first anniversary of the grant date, provided the director has continuously served as a director of the Corporation or any other Thermo Electron company since the grant date.

STOCK OWNERSHIP POLICIES FOR DIRECTORS

     During 1997, the human resources committee of the board of directors (the "Committee") established a stock holding policy for directors. The stock holding policy requires each director to hold a minimum of 1,000 shares of Common Stock. Directors are requested to achieve this ownership level by the 1998 Annual Meeting of Stockholders. The chief executive officer of the Corporation is required to comply with a separate stock holding policy established by the Committee in 1997, which is described in "Committee Report on Executive Compensation - Stock Ownership Policies."

     In addition, the Committee adopted a policy requiring directors to hold shares of the Corporation's Common Stock equal to one-half of their net option exercises over a period of five years. The net option exercise is determined by calculating the number of shares acquired upon exercise of a stock option, after deducting the number of shares that could have been traded to exercise the option and the number of shares that could have been surrendered to satisfy tax withholding obligations attributable to the exercise of the option. This policy is also applicable to executive officers and is described in "Committee Report on Executive Compensation - Stock Ownership Policies."


                                STOCK OWNERSHIP

     The following table sets forth the beneficial ownership of Common Stock, as well as the common stock of Thermedics, the Corporation's parent company, and of Thermo Electron, Thermedics' parent company, as of March 1, 1998, with respect to (i) each director, (ii) each executive officer named in the summary compensation table under the heading "Executive Compensation" and (iii) all directors and current executive officers as a group. In addition, the following table sets forth the beneficial ownership of Common Stock as of March 1, 1998, with respect to each person who was known by the Corporation to own beneficially more than 5% of the outstanding shares of Common Stock.

     While certain directors and executive officers of the Corporation are also directors and executive officers of Thermedics or its subsidiaries other than the Corporation, all such persons disclaim beneficial ownership of the shares of Common Stock owned by Thermedics.


                                       THERMO DETECTION      THERMEDICS       THERMO
                NAME (1)                   INC. (2)            INC.(3)     ELECTRON (4)
                -------                ----------------      -----------   ------------
Thermo Electron Corporation (5)             10,173,108               N/A            N/A
James C. Barbookles                            123,000            75,000         17,500
Morton Collins                                  25,755                 0              0
David H. Fine                                  101,667           115,487         70,814
John T. Keiser                                   2,000            21,093        175,283
Jeffrey J. Langan                               10,000                 0            300
Matthew C. Weisman                              20,682                 0              0
John W. Wood Jr.                                47,854           188,406        272,157
All directors and current executive
     officers as a group (8 persons)           347,320           484,976      1,348,581

(1) Except as reflected in the footnotes to this table, shares beneficially owned consist of shares owned by the indicated person or by that person for the benefit of minor children, and all share ownership includes sole voting and investment power.

(2) Shares of the Common Stock beneficially owned by Mr. Barbookles, Mr. Collins, Dr. Fine, Mr. Keiser, Mr. Weisman, Mr. Wood and all directors and current executive officers as a group include 105,000, 20,000, 91,667, 2,000, 20,000, 43,333, and 307,000 shares, respectively, that such person or group has the right to acquire within 60 days of March 1, 1998, through the exercise of stock options. Shares of the Common Stock beneficially owned by Mr. Collins, Mr. Weisman and all directors and current executive officers as a group include 755, 682 and 1,437 full shares, respectively, allocated to their respective accounts through March 1, 1998, maintained under the Corporation's Deferred Compensation Plan for directors. No director or current executive officer beneficially owned more than 1% of the Common Stock outstanding as of March 1, 1998; all directors and current executive officers as a group beneficially owned 2.6% of the Common Stock outstanding as of such date.

(3) Shares of the common stock of Thermedics beneficially owned by Mr. Barbookles, Dr. Fine, Mr. Keiser, Mr. Wood and all directors and current executive officers as a group include 75,000, 91,100, 17,300, 130,700 and 383,100 shares, respectively, that such person or group has the right to acquire within 60 days of March 1, 1998, through the exercise of stock options. Shares beneficially owned by all directors and current executive officers as a group include 3,031 full shares, allocated through March 1, 1998, to their respective accounts maintained pursuant to Thermo Electron's Employee Stock Ownership Plan of which the trustees, who have investment power over its assets, are executive officers of Thermo Electron (the "ESOP"). Shares beneficially owned by Mr. Wood include 2,600 shares held in custodial accounts for the benefit of two minor children of which Mr. Wood's spouse is the trustee. No director or current executive officer beneficially owned more than 1% of the common stock of Thermedics outstanding as of March 1, 1998; all directors and current executive officers as a group beneficially owned 1.3% of such common stock outstanding as of such date.

(4) Shares of the common stock of Thermo Electron beneficially owned by Mr. Barbookles, Dr. Fine, Mr. Keiser, Mr. Wood and all directors and current executive officers as a group include 17,500, 53,012, 134,397, 230,458 and 1,140,839 shares, respectively, that such person or group has the right to acquire within 60 days of March 1, 1998, through the exercise of stock options. Shares beneficially owned by all directors and current executive officers as a group include 3,462 full shares, allocated through March 1, 1998 to their respective accounts maintained pursuant to the ESOP. No director or current executive officer beneficially owned more than 1% of the common stock of Thermo Electron outstanding as of March 1, 1998; all directors and current executive officers as a group beneficially owned less than 1% of the common stock of Thermo Electron as of such date.

(5) As of March 1, 1998, Thermo Electron Corporation beneficially owned approximately 76.2% of the outstanding Common Stock, primarily through its majority-owned subsidiary Thermedics. Thermo Electron's address is 81 Wyman Street, Waltham, Massachusetts 02254-9046. As of March 1, 1998, Thermo Electron had the power to elect all of the members of the Corporation's board of directors.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires the Corporation's directors and executive officers, and beneficial owners of more than 10% of the Common Stock, such as Thermedics and its parent company, Thermo Electron, to file with the Securities and Exchange Commission initial reports of ownership and periodic reports of changes in ownership of the Corporation's securities. Based upon a review of such filings, all Section 16(a) filing requirements applicable to such persons were complied with during 1997, except in the following instances. Mr. Morton Collins, a director of the Corporation, filed a Form 4 late, reporting one purchase of Common Stock. Dr. David H. Fine, an officer of the Corporation, filed a Form 4 late, reporting one sale of subscription rights. Mr. John N. Hatsopoulos, a director and officer of the Corporation, and Mr. Paul F. Kelleher, an officer of the Corporation, each filed a Form 4 late reporting one purchase of Common Stock and an exercise of subscription rights, respectively. Mr. John W. Wood Jr., a director of the Corporation, filed a Form 4 late reporting an exercise of subscription rights. Mr. Jeffrey J. Langan, a director and officer, filed a Form 4 late reporting an exercise of subscription rights. Thermo Electron filed four Forms 4 late, reporting a total of 24 transactions, including 17 open market purchases of shares of Common Stock, six transactions associated with the grant, exercise and lapse of options to purchase Common Stock granted to employees under its stock option program and one transaction associated with the sale of subscription rights.

                             EXECUTIVE COMPENSATION


SUMMARY COMPENSATION TABLE

     The following table summarizes compensation for services to the Corporation in all capacities awarded to, earned by or paid to the Corporation's current chief executive officer, former chief executive officer and other named executive officer for the last three fiscal years. No other executive officer of the Corporation met the definition of "highly compensated" within the meaning of the Securities and Exchange Commission's executive compensation disclosure rules.

     The Corporation is required to appoint certain executive officers and full-time employees of Thermo Electron as executive officers of the Corporation, in accordance with the Thermo Electron Corporate Charter. The compensation for these executive officers is determined and paid entirely by Thermo Electron. The time and effort devoted by these individuals to the Corporation's affairs is provided to the Corporation under the Corporate Services Agreement between the Corporation and Thermo Electron. Accordingly, the compensation for these individuals is not reported in the following table.

                                                    SUMMARY COMPENSATION TABLE
---------------------------------------------------------------------------------------------------------------------------
                                                                         LONG TERM
                                                                        COMPENSATION
                                                                    ---------------------
                                             ANNUAL COMPENSATION    SECURITIES UNDERLYING
             NAME AND              FISCAL    -------------------    OPTIONS (NO. OF SHARES     ALL OTHER
        PRINCIPAL POSITION          YEAR      SALARY      BONUS        AND COMPANY (1)      COMPENSATION (2)
        ------------------         ------    -------    --------    ---------------------   ----------------
James C. Barbookles (3)              1997    $21,251          $0          100,000 (TDX)             $7,125
     President and Chief Executive
     Officer
--------------------------------------------------------------------------------------------------------------
David H. Fine                         1997     $134,000     $78,800        30,000 (TDX)             $7,200
   Senior Vice President                                                    1,900 (TMO)
                                                                            3,500 (TMD)
                                                                           15,000 (TLZ)
                                      1996     $128,000     $45,000        20,000 (TDX)             $6,603
                                                                            1,950 (TMO)
                                                                            3,000 (TMD)
                                                                           30,000 (TLZ)
                                                                            7,500 (TSR)
                                      1995     $124,000     $23,500         1,500 (TMO)             $6,750
                                                                            2,500 (TMD)
--------------------------------------------------------------------------------------------------------------
Jeffrey Langan                        1997     $153,085          $0        50,000 (TDX)             $6,588 (6)
     former CEO                                                            20,100 (TMO)
                                                                           15,000 (TMD)
                                                                           10,000 (TCA)
                                                                           20,000 (TLZ)
                                                                           10,000 (TSR)
                                                                           10,000 (TVL)
                                      1996     $165,000    $100,000        50,000 (TDX)
                                                                           15,000 (TMO)
                                                                           75,000 (TMD)
--------------------------------------------------------------------------------------------------------------

(1) In addition to receiving options to purchase the Common Stock (designated in the table as TDX), the named executive officers were each granted options to purchase the common stock of Thermo Electron and certain of its other subsidiaries as part of Thermo Electron's stock option program. Options have been granted during the last fiscal year in the following Thermo Electron companies: Thermo Electron (designated in the table as TMO), Thermedics (designated in the table as TMD), Thermo Cardiosystems Inc. (designated in the table as TCA), ThermoLase Corporation (designated in the table as TLZ), Thermo Sentron Inc. (designated in the table as TSR) and Thermo Voltek Corp. (designated in the table as TVL).

(2) Represents the amount of matching contributions made by the individual's employer on behalf of executive officers participating in the Thermo Electron 401(k) plan.

(3) Mr. Barbookles has provided services in different capacities to the Corporation and its parent company, Thermedics. Mr. Barbookles was appointed president and chief executive officer of the Corporation on November 14, 1997. Prior to his appointment to this position, Mr. Barbookles was the president and chief executive officer of Orion Research Inc., a wholly owned subsidiary of Thermedics, a position he continues to hold. The annual cash compensation (salary and bonus) reported in the table for Mr. Barbookles represents the amount paid by the Corporation and all other sources for his services to the Corporation as president and chief executive officer since November 14, 1997. Mr. Barbookles' bonus for fiscal 1997 was paid entirely by Orion Research Inc. The options reported in the table have been granted by the Corporation to Mr. Barbookles for his services as the Corporation's chief executive officer. Prior to his appointment as the Corporation's chief executive officer, Mr. Barbookles was granted options to purchase the common stock of Thermo Electron and its subsidiaries as compensation for his services to Orion Research Inc. These options are not reported in the table.

(4) In addition to his services to the Corporation, Dr. Fine also served as interim director of research for ThermoLase Corporation, an indirect subsidiary of Thermo Electron, for portions of fiscal 1997 and 1996. For 1997 and 1996, 60% and 11%, respectively, of Dr. Fine's annual salary and 60% and 0%, respectively, of Dr. Fine's annual bonus was allocated to ThermoLase Corporation. Salary and bonus reported in the table for Dr. Fine for fiscal 1997 and 1996 include salary in the amounts of $80,400 and $14,080, respectively, and bonus in the amounts of $47,280 and $0, respectively, paid to Dr. Fine by ThermoLase Corporation for his services to that company. Options to purchase shares of the common stock of ThemoLase granted to Dr. Fine in fiscal 1997 and 1996 were awarded his services to ThermoLase.

(5) Mr. Langan was appointed president of the Corporation on April 2, 1996 and chief executive officer on December 27, 1996. He resigned from these positions on November 10, 1997.

(6) In addition to a $5,215 matching contribution referred to in footnote (2), this amount includes $1,373, representing the then market value of 45 shares of Thermo Electron common stock received by Mr. Langan in March 1997 at Thermo Electron's annual management conference in recognition of his managerial achievements.

STOCK OPTIONS GRANTED DURING FISCAL 1997

     The following table sets forth information concerning individual grants of stock options made during fiscal 1997 to the Corporation's current chief executive officer, former chief executive officer and other named executive officer. It has not been the Corporation's policy in the past to grant stock appreciation rights, and no such rights were granted during fiscal 1997.

                                                   OPTION GRANTS IN FISCAL 1997
-----------------------------------------------------------------------------------------------------------------------
                                                                                                POTENTIAL REALIZABLE
                                                                                                  VALUE AT ASSUMED
                                                      PERCENT OF                                ANNUAL RATES OF STOCK
                                                    TOTAL OPTIONS                               PRICE APPRECIATION FOR
                              NUMBER OF SECURITIES    GRANTED TO        EXERCISE                    OPTION TERM (2)
                               UNDERLYING OPTIONS    EMPLOYEES IN      PRICE PER   EXPIRATION   ----------------------
            NAME                  GRANTED (1)         FISCAL YEAR        SHARE        DATE          5%           10%
            ----              --------------------  ---------------    ---------   ----------   --------      --------
James C. Barbookles (3)            100,000 (TDX)            23.00%         $9.78    12/16/04    $398,000      $928,000
-----------------------------------------------------------------------------------------------------------------------
David H. Fine                       30,000 (TDX)(5)          6.90%        $11.99     5/23/09    $286,200      $769,200
                                     1,900 (TMO)             0.10 (4)     $34.20      6/3/00     $10,241       $21,508
                                     3,500 (TMD)             1.10 (4)     $19.03     3/20/00     $10,500       $22,050
                                    15,000 (TLZ)(5)          2.90 (4)     $13.65      3/5/09    $162,900      $437,850
-----------------------------------------------------------------------------------------------------------------------
Jeffrey J. Langan                   50,000 (TDX)            11.50%        $11.99     5/23/09          $0            $0
                                    20,000 (TMO)             1.40%(4)     $34.20      6/3/09          $0            $0
                                       100 (TMO)             0.01%(4)     $34.20      6/3/00          $0            $0
                                    15,000 (TMD)             4.70%(4)     $19.03     3/20/09          $0            $0
                                    10,000 (TCA)             1.20%(4)     $21.21     7/22/09          $0            $0
                                    20,000 (TLZ)             3.80%(4)     $17.10     9/19/09          $0            $0
                                    10,000 (TSR)             4.20%(4)     $11.43     7/22/09          $0            $0
                                    10,000 (TVL)             4.30%(4)     $6.13     7/22/09          $0            $0
-----------------------------------------------------------------------------------------------------------------------

(1) The options granted during the fiscal year are immediately exercisable as of the end of the fiscal year. In all cases, the shares acquired upon exercise are subject to repurchase by the granting corporation at the exercise price if the optionee ceases to be employed by such corporation or any other Thermo Electron company. The granting corporation may exercise its repurchase rights within six months after the termination of the optionee's employment. The repurchase rights generally lapse ratably over a five- to ten-year period, depending on the option term, which may vary from seven to twelve years, provided that the optionee continues to be employed by the Corporation or another Thermo Electron company. Certain options have three-year terms and the repurchase rights lapse in their entirety on the second anniversary of the grant date. The granting corporation may permit the holder of options to exercise options and to satisfy tax withholding obligations by surrendering shares equal in fair market value to the exercise price or withholding obligation.

(2) The amounts shown on this table represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. These gains are based on assumed rates of stock appreciation of 5% and 10% compounded annually from the date the respective options were granted to their expiration date. The gains shown are net of the option exercise price, but do not include deductions for taxes or other expenses associated with the exercise. Actual gains, if any, on stock option exercises will depend on the future performance of the common stock of the granting corporation, the optionee's continued employment through the option period and the date on which the options are exercised.

(3) Mr. Barbookles was appointed chief executive officer of the Corporation on November 14, 1997, and prior to that time served as the president of a wholly owned subsidiary of Thermedics. From time to time Mr. Barbookles has been granted options to purchase the common stock of Thermo Electron and its subsidiaries other than the Corporation. These options are not reported here as they were granted as compensation for his services to Thermo Electron companies in capacities other than in his capacity as president of the Corporation.

(4) These options were granted under stock option plans maintained by Thermo Electron companies other than the Corporation and accordingly are reported as a percentage of total options granted to employees of Thermo Electron and its subsidiaries.

(5) The options to purchase shares of the common stock of Thermedics Detection Inc. and ThermoLase Corporation granted to Dr. Fine are subject to the same terms as described in footnote (1), except that the repurchase rights are deemed to lapse 20% per year commencing on the sixth anniversary of the grant date.

STOCK OPTIONS EXERCISED DURING FISCAL 1997 AND FISCAL YEAR-END OPTION VALUES

     The following table reports certain information regarding stock option exercises during fiscal 1997 and outstanding stock options held at the end of fiscal 1997 by the Corporation's current chief executive officer, former chief executive officer and other named executive officers. No stock appreciation rights were exercised or were outstanding during fiscal 1997.


                         AGGREGATED OPTION EXERCISES IN FISCAL 1997 AND FISCAL 1997 YEAR-END OPTION VALUES
-----------------------------------------------------------------------------------------------------------------------
                                                                                NUMBER OF
                                                                               UNEXERCISED
                                                     SHARES                   OPTIONS AT FISCAL         VALUE OF
                                                    ACQUIRED                    YEAR-END               UNEXERCISED
                                                       ON         VALUE       (EXERCISABLE/           IN-THE-MONEY
           NAME                    COMPANY          EXERCISE   REALIZED (1)  UNEXERCISABLE) (2)          OPTIONS
           ----                    -------          --------   ------------  ------------------       -----------------
James C. Barbookles (3)    Thermedics Detection            --             --         105,000  /0            $40,800  /--
-----------------------------------------------------------------------------------------------------------------------
David H. Fine              Thermedics Detection            --             --          91,667  /0 (4)       $299,502  /--
                           Thermo Electron                 --             --          56,537  /0 (5)     $1,260,597  /--
                           Thermedics                      --             --          91,100  /0           $463,683  /--
                           Thermo Cardiosystems         1,530        $42,037               0  /0                 $0  /--
                           Thermo Ecotek                1,500        $16,875               0  /0                 $0  /--
                           Thermo Fibertek                 --             --           4,500  /0            $41,346  /--
                           ThermoLase                      --             --          45,000  /0 (4)             $0  /--
                           Thermo Sentron                  --             --           7,500  /0                 $0  /--
                           ThermoSpectra                   --             --           1,000  /0                $63  /--
-----------------------------------------------------------------------------------------------------------------------
Jeffrey J. Langan          Thermedics Detection            --             --         100,000  /0             $9,400  /--
                           Thermo Electron                 --             --          35,100  /0           $186,629  /--
                           Thermedics                      --             --          90,000  /0                 $0  /--
                           Thermo Cardiosystems            --             --          10,000  /0            $51,650  /--
                           ThermoLase                      --             --          20,000  /0                 $0  /--
                           Thermo Sentron                  --             --          10,000  /0                 $0  /--
                           Thermo Voltek                   --             --          10,000  /0                 $0  /--
-----------------------------------------------------------------------------------------------------------------------


(1) Amounts shown in this column do not necessarily represent actual value realized from the sale of the shares acquired upon exercise of the option because in many cases the shares are not sold on exercise but continue to be held by the executive officer exercising the option. The amounts shown represent the difference between the option exercise price and the market price on the date of exercise, which is the amount that would have been realized if the shares had been sold immediately upon exercise.

(2) All of the options reported outstanding at the end of the fiscal year are immediately exercisable as of the end of the fiscal year. In all cases, the shares acquired upon exercise of the options reported in the table are subject to repurchase by the granting corporation at the exercise price if the optionee ceases to be employed by such corporation or any other Thermo Electron company. The granting corporation may exercise its repurchase rights within six months after the termination of the optionee's employment. The repurchase rights generally lapse ratably over a five- to ten-year period, depending on the option term, which may vary from seven to twelve years, provided that the optionee continues to be employed by the Corporation or another Thermo Electron company. Certain options have three-year terms and the repurchase rights lapse in their entirety on the second anniversary of the grant date. The granting corporation may permit the holder of options to exercise options and to satisfy tax withholding obligations by surrendering shares equal in fair market value to the exercise price or withholding obligation.

(3) Mr. Barbookles also holds other unexercised options to purchase the common stock of Thermo Electron and its subsidiaries. These options are not reported here as they were granted as compensation for his services to other Thermo Electron companies in capacities other than in his capacity as chief executive officer of the Corporation.

(4) The options to purchase shares of the common stock of Thermedics Detection Inc. and ThermoLase Corporation granted to Dr. Fine are subject to the same terms described in footnote (2), except that the repurchase rights are deemed to lapse 20% per year commencing on the sixth anniversary of the grant date. The options to purchase shares of the common stock of ThermoLase Corporation were granted to Dr. Fine as compensation for his services to ThermoLase Corporation as that company's interim director of research.

(5) Options to purchase 45,000 shares of the common stock of Thermo Electron granted to Dr. Fine are subject to the same terms described in footnote
     (1), except that the repurchase rights of the granting corporation generally do not lapse until the tenth anniversary of the grant date. In the event of the employee's death or involuntary termination prior to the tenth anniversary of the grant date, the repurchase rights of the granting corporation shall be deemed to have lapsed ratably over a five-year period commencing with the fifth anniversary of the grant date.


                   COMMITTEE REPORT ON EXECUTIVE COMPENSATION


EXECUTIVE COMPENSATION

     All decisions on compensation for the Corporation's executive officers are made by the human resources committee of the board of directors (the "Committee"). In reviewing and establishing total cash compensation and stock-based compensation for executives, the Committee follows guidelines established by the human resources committees of the board of directors of its parent companies, Thermo Electron and Thermedics. The executive compensation program presently consists of annual base salary ("salary"), short-term incentives in the form of annual cash bonuses and long-term incentives in the form of stock options (collectively referred to as "total compensation").

     The Committee believes that the total compensation of executive officers should reflect the scope of their responsibilities, the success of the Corporation and the contributions of each executive to that success. In addition, the Committee believes that base salaries should approximate the mid-point of competitive salaries derived from market surveys and that short-term and long-term incentive compensation should reflect the performance of the Corporation and the contributions of each executive.


ESTABLISHING COMPETITIVENESS

     External competitiveness is an important element of the Committee's compensation policy. The competitiveness of the Corporation's total compensation for its executives is assessed by comparing it to market data provided by compensation consultants and by participating in annual executive compensation surveys, primarily "Project 777," an executive compensation survey prepared by Management Compensation Services, a division of Hewitt Associates. The majority of firms represented in the Project 777 survey are included in the Standard & Poor's 500 Index, but do not necessarily correspond to the companies included in the Corporation's peer group index, the Dow Jones Total Return Index for the Diversified Technology Industry Group.

     Principles of internal equity are also central to the Committee's compensation policies. Total compensation considered for the Corporation's officers, whether cash or stock-based incentives, is also evaluated by comparing it to total compensation of other executives within the Thermo Electron organization with comparable levels of responsibility for comparably sized business units.

     The process for determining each of these elements for the Corporation's executive officers is outlined below. For its review of the compensation of the other officers of the Corporation, the Committee follows a substantially similar process.

     BASE SALARY

     Base salaries are intended to approximate the mid-point of competitive salaries for similar organizations of comparable size and complexity to the Corporation. Executive salaries are adjusted gradually over time and only as necessary to meet this objective. Increases in base salary may be moderated by other considerations, such as geographic or regional market data, industry trends or internal fairness within the Corporation and Thermo Electron. It is the Committee's intention that over time the base salaries for the chief executive officer and the other named executive officers will approximate the mid-point of competitive data. The salary increases in 1997 for the chief executive officer and the other named executive officer generally reflect this practice of gradual increases and moderation.


     CASH BONUS

     The Committee establishes a median potential bonus for each executive by using the market data on total cash compensation from the same executive compensation surveys as used to determine salaries. Specifically, the median potential bonus plus the salary of an executive officer is approximately equal to the mid-point of competitive total cash compensation for a similar position and level of responsibility in businesses having comparable sales and complexity to the Corporation. The actual bonus awarded to an executive officer may range from zero to three times the median potential bonus. The value within the range (the bonus multiplier) is determined at the end of each year by the Committee in its discretion. The Committee exercises its discretion by evaluating each executive's performance using a methodology developed by its parent company, Thermo Electron, and applied throughout the Thermo Electron organization. The methodology incorporates measures of operating returns which are designed to measure profitability and contributions to shareholder value, and are measures of corporate and divisional performance that are evaluated using graphs developed by Thermo Electron intended to reward performance that is perceived as above average and to penalize performance that is perceived as below average. The measures of operating returns used in the Committee's determinations in fiscal 1997 measured return on net assets, growth in income, and return on sales, and the Committee's determinations also included a subjective evaluation of the contributions of each executive that are not captured by operating measures but are considered important to the creation of long-term value for the Stockholders. These measures of achievements are not financial targets that are met, not met or exceeded. The relative weighting of the operating measures and subjective evaluation varies among the executives, depending on their roles and responsibilities within the organization.

     The bonuses for named executive officers approved by the Committee with respect to fiscal 1997 performance in each instance exceeded the median potential bonus.


     STOCK OPTION PROGRAM

     The primary goal of the Corporation and its parent companies is to excel in the creation of long-term value for the Stockholders. The principal incentive tool used to achieve this goal is the periodic award to key employees of options to purchase common stock of the Corporation and other Thermo Electron companies.

     The Committee and management believe that awards of stock options to purchase the shares of both the Corporation and other companies within the Thermo Electron group of companies accomplish many objectives. The grant of options to key employees encourages equity ownership in the Corporation, and closely aligns management's interests to the interests of all the Stockholders. The emphasis on stock options also results in management's compensation being closely linked to stock performance. In addition, because they are subject to vesting periods of varying durations and to forfeiture if the employee leaves the Corporation prematurely, stock options are an incentive for key employees to remain with the Corporation long-term. The Committee believes stock option awards in its parent companies, Thermo Electron and Thermedics, and the other majority-owned subsidiaries of Thermo Electron and Thermedics, are an important tool in providing incentives for performance within the entire organization.

     In determining awards, the Committee considers for each officer the annual value of all options to purchase shares of the Corporation and other companies within the Thermo Electron organization that vest in the next year and compares the individual's total compensation using this value to competitive data. The Committee uses a modified Black-Scholes option pricing model to determine the value of an option award. In addition, the Committee considers the aggregate amount of net awards to purchase shares of Common Stock granted to all employees over the last five years to monitor the number of aggregate awards to all employees. In reviewing the aggregate number of awards, the Committee considers such factors as the size of the company, its stage of development and its growth strategy, as well as the aggregate awards and option practices of comparably situated companies.

     The Committee periodically awards stock options based on its assessment of the total compensation of each executive, the actual and anticipated contributions of each executive (which includes a subjective assessment by the Committee of the value of the executive's future potential within the organization), as well as the value of previously awarded options as described above. Such discretionary option awards were made to the named executive officers in 1997.


STOCK OWNERSHIP AND RETENTION POLICIES

     The Corporation's compensation program is also designed to encourage executives to own shares of the Corporation's Common Stock. The Committee believes that encouraging executives to retain stock acquired through its stock option program provides additional incentive for executive officers to follow strategies designed to maximize long-term value to Stockholders.

     There are several elements to the Corporation's stock retention program. For example, the Committee annually awards stock options based upon an executive's ownership of the Corporation's Common Stock and unexercised, vested rights to acquire such stock during the prior year. These options awards are independent of the award of stock options as an incentive for management performance. In 1997, the Committee granted options to purchase Common Stock to the named executive officers under this program. These options have three-year terms and vest 100% on the second anniversary of the date of grant. Certain awards to the named executive officers in 1997 to purchase shares of the common stock of Thermo Electron and Thermedics were made by those companies under similar programs that award options to certain eligible employees annually based on the number of shares of the common stock of Thermo Electron or Thermedics held by such employees as an incentive to buy and hold such company's shares.

     The Committee established a stock holding policy for executive officers of the Corporation in 1996 that required executive officers to own a multiple of their compensation in shares of the Corporation's Common Stock. For the chief executive officer, the multiple was one times his base salary and reference bonus for the calendar year. For all other officers, the multiple was one times the officer's base salary. The Committee deemed it appropriate to permit officers to achieve these ownership levels over a three-year period. The policy was amended in 1998 to apply only to the chief executive officer.

     In order to assist officers in complying with the policy, the Committee also adopted in 1996 a stock holding assistance plan under which the Corporation was authorized to make interest-free loans to officers to enable them to purchase shares of the Common Stock in the open market. The loans are required to be repaid upon the earlier of demand or the fifth anniversary of the grant date, unless otherwise authorized by the Committee. During 1997, Mr. Barbookles, the Corporation's president and chief executive officer, received loans in the principal amount of $160,721 under this plan, the entire amount of which was outstanding as of April 23, 1998. In 1998, Mr. Barbookles received a loan in the principal amount of $21,476 under this plan, the entire amount of which was outstanding as of April 23, 1998. This plan was also amended in 1998 to apply only to the chief executive officer. See "Relationship with Affiliates - Stock Holding Assistance Plan."

     The Committee also has adopted a policy requiring its executive officers to hold shares of the Corporation's Common Stock acquired upon the exercise of stock options granted by the Corporation. Under this policy, executive officers are required to hold one-half of their net option exercises over a period of five years. The net option exercise is determined by calculating the number of shares acquired upon exercise of a stock option, after deducting the number of shares that could have been traded to exercise the option and the number of shares that could have been surrendered to satisfy tax withholding obligations attributable to the exercise of the options.


POLICY ON DEDUCTIBILITY OF COMPENSATION

     The Committee has also considered the application of Section 162(m) of the Internal Revenue Code to the Corporation's compensation practices. Section 162(m) limits the tax deduction available to public companies for annual compensation paid to senior executives in excess of $1 million unless the compensation qualifies as "performance-based" or is otherwise exempt under
Section 162(m). The annual compensation paid to individual executives does not approach the $1 million threshold, and it is believed that stock incentive plans of the Corporation qualify as "performance-based." Therefore, the Committee does not believe any further action is necessary in order to comply with Section 162(m). From time to time, the Committee will reexamine the Corporation's compensation practices and the effect of Section 162(m).


1997 CEO COMPENSATION

     Mr. Barbookles was appointed the president and chief executive officer of the Corporation on November 14, 1997. Prior to his appointment, he held the position of president of Orion Research Inc., a wholly owned subsidiary of Thermedics, a position he continues to hold. Mr. Barbookles' salary for fiscal 1997 was reviewed and determined by Thermedics at the beginning of 1997, using criteria similar to those used for the other officers of the Corporation, and no change in his salary was made upon his appointment as the Corporation's chief executive officer.

     The Committee awarded to Mr. Barbookles options to purchase 100,000 shares of the Common Stock in fiscal 1997 in connection with his appointment as the Corporation's chief executive officer. This award was determined in a manner consistent with awards to other officers, as described above under the caption "Stock Option Program."

     Mr. Langan served as president and chief executive officer of the Corporation until November 10, 1997. His salary was established using the same criteria as are used for the salaries of the Corporation's other named executive officers.

     During Mr. Langan's tenure, the Committee awarded to him options to purchase 50,000 shares of the Common Stock in fiscal 1997. This award was determined in a manner consistent with awards to other officers, as described above under the caption "Stock Option Program." The awards to Mr. Langan in fiscal 1997 of options to purchase shares of the common stock of Thermo Electron and of Thermedics and its majority-owned subsidiaries were made by the human resources committees of the granting companies using an analysis similar to that described for the Corporation.

     Mr. Langan also received an award to purchase 100 shares of the common stock of Thermo Electron in fiscal 1997 made by the human resources committee of Thermo Electron under a program which awards options to certain eligible employees annually based on the number of shares of the common stock of Thermo Electron held by the employee, as an incentive to buy and hold Thermo Electron's common stock.

                           Morton Collins (Chairman)
                               Matthew C. Weisman

                         COMPARATIVE PERFORMANCE GRAPH

     The Securities and Exchange Commission requires that the Corporation include in this proxy statement a line-graph presentation comparing cumulative, five-year shareholder returns for the Corporation's Common Stock with a broad-based market index and either a nationally recognized industry standard or an index of peer companies selected by the Corporation. The Corporation's Common Stock has been publicly traded only since February 21, 1997 and, as a result, the following graph commences as of such date. The Corporation has compared its performance with the American Stock Exchange Composite Index and the Dow Jones Total Return Index for the Diversified Technology Industry Group as of the last trading day of the Corporation's fiscal year.


          COMPARISON OF TOTAL RETURN AMONG THERMEDICS DETECTION INC.,
THE AMERICAN STOCK EXCHANGE COMPOSITE INDEX AND THE DOW JONES TOTAL RETURN INDEX FOR THE DIVERSIFIED TECHNOLOGY INDUSTRY GROUP FROM FEBRUARY 21, 1997 TO JANUARY
                                    2, 1998

                             [GRAPH APPEARS HERE]

                    --------------------------------------
                                        2/21/97     1/2/98
                    --------------------------------------
                    TDX                   100         89
                    --------------------------------------
                    AMEX COMP             100        118
                    --------------------------------------
                    DJDTC                 100        108
                    --------------------------------------

     The total return for the Corporation's Common Stock (TDX), the American Stock Exchange Composite Index (AMEX COMP.) and the Dow Jones Total Return Index for the Diversified Technology Industry Group (DJ DTC) assumes the reinvestment of dividends, although dividends have not been declared on the Corporation's Common Stock. The American Stock Exchange Composite Index tracks the aggregate performance of equity securities of companies listed on the American Stock Exchange. The Corporation's Common Stock is traded on the American Stock Exchange under the ticker symbol "TDX."


                          RELATIONSHIP WITH AFFILIATES

     Thermo Electron has adopted a strategy of selling a minority interest in subsidiary companies to outside investors as an important tool in its future development. As part of this strategy, Thermo Electron and certain of its subsidiaries have created several privately and publicly held subsidiaries, and Thermedics Inc. has created the Corporation as a publicly held, majority-owned Corporation. From time to time, Thermo Electron and its subsidiaries will create other majority-owned subsidiaries as part of its spinout strategy. (The Corporation and such other majority-owned Thermo Electron subsidiaries are hereinafter referred to as the "Thermo Subsidiaries.")

     Thermo Electron and each of the Thermo Subsidiaries recognize that the benefits and support that derive from their affiliation are essential elements of their individual performance. Accordingly, Thermo Electron and each of the Thermo Subsidiaries, including the Corporation, have adopted the Thermo Electron Corporate Charter (the "Charter") to define the relationships and delineate the nature of such cooperation among themselves. The purpose of the Charter is to ensure that (1) all of the companies and their stockholders are treated consistently and fairly, (2) the scope and nature of the cooperation among the companies, and each company's responsibilities, are adequately defined, (3) each company has access to the combined resources and financial, managerial and technological strengths of the others, and (4) Thermo Electron and the Thermo Subsidiaries, in the aggregate, are able to obtain the most favorable terms from outside parties.

     To achieve these ends, the Charter identifies the general principles to be followed by the companies, addresses the role and responsibilities of the management of each company, provides for the sharing of group resources by the companies and provides for centralized administrative, banking and credit services to be performed by Thermo Electron. The services provided by Thermo Electron include collecting and managing cash generated by members, coordinating the access of Thermo Electron and the Thermo Subsidiaries (the "Thermo Group") to external financing sources, ensuring compliance with external financial covenants and internal financial policies, assisting in the formulation of long-range planning and providing other banking and credit services. Pursuant to the Charter, Thermo Electron may also provide guarantees of debt or other obligations of the Thermo Subsidiaries or may obtain external financing at the parent level for the benefit of the Thermo Subsidiaries. In certain instances, the Thermo Subsidiaries may provide credit support to, or on behalf of, the consolidated entity or may obtain financing directly from external financing sources. Under the Charter, Thermo Electron is responsible for determining that the Thermo Group remains in compliance with all covenants imposed by external financing sources, including covenants related to borrowings of Thermo Electron or other members of the Thermo Group, and for apportioning such constraints within the Thermo Group. In addition, Thermo Electron establishes certain internal policies and procedures applicable to members of the Thermo Group. The cost of the services provided by Thermo Electron to the Thermo Subsidiaries is covered under existing corporate services agreements between Thermo Electron and each of the Thermo Subsidiaries.

     The Charter presently provides that it shall continue in effect so long as Thermo Electron and at least one Thermo Subsidiary participate. The Charter may be amended at any time by agreement of the participants. Any Thermo Subsidiary, including the Corporation, can withdraw from participation in the Charter upon 30 days' prior notice. In addition, Thermo Electron may terminate a subsidiary's participation in the Charter in the event the subsidiary ceases to be controlled by Thermo Electron or ceases to comply with the Charter or the policies and procedures applicable to the Thermo Group. A withdrawal from the Charter automatically terminates the corporate services agreement and tax allocation agreement (if any) in effect between the withdrawing company and Thermo Electron. The withdrawal from participation does not terminate outstanding commitments to third parties made by the withdrawing company, or by Thermo Electron or other members of the Thermo Group, prior to the withdrawal. In addition, a withdrawing company is required to continue to comply with all policies and procedures applicable to the Thermo Group and to provide certain administrative functions mandated by Thermo Electron so long as the withdrawing company is controlled by or affiliated with Thermo Electron.

     As provided in the Charter, the Corporation and Thermo Electron have entered into a Corporate Services Agreement (the "Services Agreement") under which Thermo Electron's corporate staff provides certain administrative services, including certain legal advice and services, risk management, employee benefit administration, tax advice and preparation of tax returns, centralized cash management and financial and other services to the Corporation. The Corporation was assessed an annual fee equal to 1.0% of the Corporation's revenues for these services for fiscal 1996 and 1997. The annual fee has been reduced to 0.8% of the Corporation's total revenues for fiscal 1998. The fee is reviewed annually and may be changed by mutual agreement of the Corporation and Thermo Electron. During fiscal 1997, Thermo Electron assessed the Corporation $579,000 in fees under the Services Agreement. Management believes that the charges under the Services Agreement are reasonable and that the terms of the Services Agreement are fair to the Corporation. For items such as employee benefit plans, insurance coverage and other identifiable costs, Thermo Electron charges the Corporation based on charges attributable to the Corporation. In addition, the Corporation uses data processing and contract administration services of two majority-owned subsidiaries of Thermo Electron and is charged based on actual usage. The Services Agreement automatically renews for successive one-year terms, unless canceled by the Corporation upon 30 days' prior notice. In addition, the Services Agreement terminates automatically in the event the Corporation ceases to be a member of the Thermo Group or ceases to be a participant in the Charter. In the event of a termination of the Services Agreement, the Corporation will be required to pay a termination fee equal to the fee that was paid by the Corporation for services under the Services Agreement for the nine-month period prior to termination. Following termination, Thermo Electron may provide certain administrative services on an as-requested basis by the Corporation or as required in order to meet the Corporation's obligations under Thermo Electron's policies and procedures. Thermo Electron will charge the Corporation a fee equal to the market rate for comparable services if such services are provided to the Corporation following termination.

     From time to time, the Corporation may transact business with other companies in the Thermo Group

     In April 1998, the Corporation announced its intention to acquire Orion Research Inc., a wholly owned subsidiary of Thermedics, in exchange for 5,961,225 shares of the Corporation's Common Stock. The closing of this transaction is subject to the completion of a definitive agreement and the receipt by the Corporation of shareholder approval to issue its shares in the transaction. Due to the Corporation's majority ownership by Thermedics, the outcome of this vote is assured. For accounting purposes, this acquisition will be accounted for in a manner similar to a pooling of interests. The purchase price was determined by applying the same methodology used by Thermedics at the time of its acquisition of Orion. The number of shares to be issued was calculated based on the average price of the Corporation's Common Stock for the five-day period prior to and including the date the transaction was approved by the Corporation's and Thermedics' respective boards of directors. This five-day average is appropriate as it most closely represents the value of the Corporation's Common Stock on the date the Corporation became obligated to transfer such shares to Thermedics.

     In January 1996, the Corporation acquired the assets of Moisture Systems Corporation and certain affiliated companies for a total of $21.7 million in cash, including repayment of approximately $0.7 million of indebtedness. In connection with this acquisition, the Corporation borrowed $21.2 million from Thermedics pursuant to a promissory note due March 1998, and bearing interest at the 90-day Commercial Paper Composite Rate plus 25 basis points, set at the beginning of each quarter. The Corporation repaid this note in March 1998.

     Pursuant to a subcontract entered into in October 1993, the Corporation performs research and development services for Thermo Coleman Corporation ("Thermo Coleman"), whose wholly owned subsidiary Coleman Research Corporation is the prime contractor under a contract with the U.S. Department of Energy. Thermo Coleman is a wholly owned subsidiary of Thermo Electron. Thermo Coleman paid the Corporation $533,000 under this arrangement in fiscal 1997.

     The Corporation purchases an X-ray source that is used as a component in its InScan systems from Trex Medical Corporation, a publicly traded, majority-owned subsidiary of ThermoTrex Corporation ("Thermo Trex"), which is itself a publicly traded, majority-owned subsidiary of Thermo Electron. The Corporation paid Trex Medical Corporation $47,965 for these products in fiscal 1997.

     The Corporation entered into a funded research and development arrangement with ThermoLase Corporation ("ThermoLase"), a publicly traded, majority-owned subsidiary of ThermoTrex, in December 1997 to develop a cryogenic cooling device for ThermoLase. ThermoLase agreed to purchase five prototype devices for an aggregate purchase price of $270,000. The Corporation expects to complete the prototype devices in the second quarter of 1998.

     The Corporation has subleased approximately 8,000 square feet of space in its Chelmsford, Massachusetts, facility to Thermo Cardiosystems Inc., a publicly traded, majority-owned subsidiary of Thermedics ("Thermo Cardiosystems"), under a two-year sublease agreement. Under this sublease, Thermo Cardiosystems paid the Corporation base rent of $44,000 in fiscal 1997, together with an amount equal to approximately $33,000, representing Thermo Cardiosystems' pro rata allocation of the facility's aggregate operating costs, real estate taxes and utilities.

     Pursuant to an international distributorship agreement, the Corporation appointed Arabian Business Machines Co. ("ABM") as its exclusive distributor of the Corporation's security instruments in certain Middle Eastern countries. ABM is a member of The Olayan Group. Ms. Hutham S. Olayan, a director of Thermo Electron, is the president and a director of Olayan America Corporation, a member of The Olayan Group, which is indirectly controlled by Suliman S. Olayan, Ms. Olayan's father. Revenues recorded under this agreement totaled $480,000 in fiscal 1997.

     On March 22, 1996, the Corporation completed a private placement of 300,000 shares of its Common Stock at a purchase price of $10.00 per share. On November 19, 1996, the Corporation completed an additional private placement of 383,500 shares of its Common Stock at a purchase price of $10.75 per share. Substantially all of the shares sold in such private placements were purchased by outside investors that are not affiliated with the Corporation, Thermedics or Thermo Electron. Dr. Fine purchased 10,000 shares of Common Stock in the March private placement and Mr. Langan purchased 10,000 shares of Common Stock in the November private placement, at prices of $10.00 and $10.75 per share, respectively.

     The Corporation, along with certain other Thermo Subsidiaries, also participates in a notional pool arrangement with ABN AMRO, which includes a $50 million credit facility. Only European-based Thermo Subsidiaries participate in this arrangement. Under this arrangement the Bank notionally combines the positive and negative cash balances held by the participants to calculate the net interest yield/expense for the group. The benefit derived from this arrangement is then allocated based on balances attributable to the respective participants. Thermo Electron guarantees all of the obligations of each participant in this arrangement. In addition, funds on deposit under this arrangement provide credit support for overdraft obligations of other participants. As of January 3, 1998, the Corporation had a positive cash balance of approximately $1,312,893, based on an exchange rate of $0.495/NLG
1.00 as January 3, 1998. For 1997, the average annual interest rate earned on NLG deposits by participants in this credit arrangement was approximately 4.8% and the average annual interest rate paid on NLG overdrafts was approximately 4.8%.

     At January 3, 1998, the Corporation owed Thermo Electron and its other subsidiaries an aggregate of $1,294,000 for amounts due under the Corporate Services Agreement and related administrative charges, for other products and services and for miscellaneous items, net of amounts owed to the Corporation by Thermo Electron and its other subsidiaries for products, services and for miscellaneous items. The largest amount of net indebtedness owed by the Corporation to Thermo Electron and its other subsidiaries since December 29, 1996 was $1,294,000. These amounts do not bear interest and are expected to be paid in the normal course of business.

     As of January 3, 1998, $40,043,000 of the Corporation's cash equivalents were invested pursuant to a repurchase agreement with Thermo Electron. Under this agreement, the Corporation in effect lends excess cash to Thermo Electron, which Thermo Electron collateralizes with investments principally consisting of corporate notes, U.S. government agency securities, money market funds, commercial paper and other marketable securities, in the amount of at least 103% of such obligation. The Corporation's funds subject to the repurchase agreement are readily convertible into cash by the Corporation and have a maturity of three months or less. The repurchase agreement earns a rate based on the 90-day Commercial Paper Composite Rate plus 25 basis points, set at the beginning of each quarter.


STOCK HOLDING ASSISTANCE PLAN

     In 1997, the Corporation adopted a stock holding policy which requires its executive officers to acquire and hold a minimum number of shares of Common Stock. In order to assist the executive officers in complying with the policy, the Corporation also adopted a stock holding assistance plan under which it may make interest-free loans to certain key employees, including its executive officers, to enable such employees to purchase the Common Stock in the open market. During 1997, Mr. James Barbookles, the Corporation's president and chief executive officer, received loans in the principal amount of $160,721 under this plan to purchase 15,900 shares, the entire amount of which was outstanding as of April 23, 1998. In 1998, Mr. Barbookles received a loan in the principal amount of $21,476 under this plan to purchase 2,100 shares, the entire amount of which was outstanding as of April 23, 1998. These loans are repayable upon the earlier of demand or the fifth anniversary of the date of the loan, unless otherwise authorized by the human resources committee of the Corporation's board of directors. This policy and plan were amended in 1998 to apply only to the chief executive officer of the Corporation in the future.

                                -- PROPOSAL 2 --

              PROPOSAL TO ADOPT AN EMPLOYEES' STOCK PURCHASE PLAN

     The board of directors has approved an employees' stock purchase plan (the "Stock Purchase Plan") and reserved 50,000 shares of the Corporation's Common Stock for issuance thereunder, subject to Stockholder approval. The board of directors is recommending that the Stockholders approve the Stock Purchase Plan and the reservation of shares at this Meeting. The purpose of the Stock Purchase Plan is to grant options to purchase shares of Common Stock of the Corporation to eligible employees of the Corporation. The board of directors believes that the Stock Purchase Plan is an important incentive in attracting and retaining key personnel, and motivating individuals to contribute significantly to the Corporation's future growth and success, and in aligning the long-term interest of these individuals with those of the Corporation's Stockholders. Accordingly, the board of directors acted to adopt the Stock Purchase Plan subject to Stockholder approval.


SUMMARY OF THE STOCK PURCHASE PLAN

     The full text of the Stock Purchase Plan is set forth in Attachment A to this proxy statement. A description of the principal features of the Stock Purchase Plan follows, but it is qualified in its entirety by reference to the full text.


     PARTICIPATION; ADMINISTRATION

     All full-time employees and part-time employees working at least 20 hours per week and who have been employed for at least six months by the Corporation are eligible to participate in the Stock Purchase Plan, unless they own more than 5% of the Common Stock of the Corporation. At the present time, only employees of U.S.-based subsidiaries of the Corporation are eligible to participate in the plan. For purposes of determining the term of employment, employees are credited with years of continuous employment with Thermo Electron or its other subsidiaries immediately prior to joining the Corporation. Options to purchase shares of Common Stock of the Corporation may be granted from time to time at the discretion of the board of directors, which also determines the date upon which such options are exercisable. The number of employees potentially eligible to participate in the Stock Purchase Plan is approximately 220 persons.


     CONTRIBUTIONS

     A participating employee may purchase stock only through payroll deductions. Eligible employees are also permitted to participate in the Thermo Electron employees' stock purchase plan, which has substantially the same terms as the Stock Purchase Plan. The aggregate amount which may be contributed under the Thermo Electron employees' stock purchase plan and the Corporation's Stock Purchase Plan may not exceed 10% of the employee's gross salary or wages during the year. The board of directors may fix the aggregate amount that may be contributed to the Stock Purchase Plan each year in its discretion within such limitation. Employees are allowed to decrease, but not increase, the percentage of wages contributed once during the Stock Purchase Plan year. An employee may suspend his or her contributions, but then is not permitted to contribute again for the remainder of the Stock Purchase Plan year.


     TERMS OF OPTIONS

     The exercise price is fixed on the grant date and is 95% of the fair market value for the Common Stock on such date. On the exercise date, participants may elect to use their accumulated payroll deductions to purchase shares at the exercise price. Participants must agree not to resell the shares so purchased for a period of six months following the exercise date. The options are nontransferable, and except in the case of death of the employee, may not be exercised if the employee is not still employed by the Corporation at the exercise date. If an employee dies, his or her beneficiary may withdraw the accumulated payroll deduction or use such deductions to purchase shares on the exercise date. A participant may elect to discontinue participation at any time prior to the exercise date and to have his or her accumulated payroll deduction refunded together with interest on such amount as fixed by the board of directors from time to time.

     SHARES SUBJECT TO THE STOCK PURCHASE PLAN

     The number of shares that are reserved for issuance under the Stock Purchase Plan will be 50,000 shares of the Corporation's Common Stock, subject to adjustment for stock splits and similar events. The proceeds received by the Corporation from exercise under the Stock Purchase Plan will be used for the general purposes of the Corporation. Shares issued under the Stock Purchase Plan may be authorized but unissued or shares reacquired by the Corporation and held in its treasury.


     AMENDMENT AND TERMINATION

     The Stock Purchase Plan shall remain in full force and effect until suspended or discontinued by the board of directors. The board of directors may at any time or times amend or review the Stock Purchase Plan for any purpose which may at any time be permitted by law, or may at any time terminate the Stock Purchase Plan, provided that no amendment that is not approved by the Stockholders shall be effective if it would cause the Stock Purchase Plan to fail to satisfy the requirements of Rule 16b-3 (or any successor rule) of the Securities Exchange Act of 1934, as amended. No amendment of the Stock Purchase Plan may adversely affect the rights of any recipient of any option previously granted without such recipient's consent.


     EFFECTIVE DATE OF THE STOCK PURCHASE PLAN

     The Stock Purchase Plan will become effective as of November 1, 1998, provided that it is approved by the Stockholders at this Meeting.


FEDERAL INCOME TAX ASPECTS

     Federal income tax is not imposed upon an employee in the year an option is granted or the year the shares are purchased pursuant to the exercise of the option granted under the Stock Purchase Plan. Federal income tax generally is imposed upon an employee when he or she sells or otherwise disposes of the shares acquired pursuant to the Stock Purchase Plan. When an employee sells or disposes of the shares, if such sale or disposition occurs more than two years from the grant date and more than one year from the exercise date, then Federal income tax assessed at ordinary rates will be imposed upon the amount by which the fair market value of the shares on the date of grant or disposition, whichever is less, exceeds the amount paid for the shares. In addition, the difference between the amount received by the employee at the time of sale and the employee's tax basis in the shares, which is equal to the amount paid on exercise of the option plus the amount recognized as ordinary income, will be recognized as a capital gain or loss. The Corporation will not be allowed a deduction under these circumstances for Federal income tax purposes. If the employee sells or disposes of the shares sooner than two years from the grant date or one year from the exercise date, then the employee's entire gain (the difference between the fair market value at disposition and the amount paid for the shares) will be taxed as ordinary income, and the Corporation would be entitled to a deduction equal to that amount.

     The closing price per share on the American Stock Exchange of the Common Stock on April 22, 1998 was $9.50.


RECOMMENDATION

     The board of directors believes that adoption of the Stock Purchase Plan and the reservation of shares thereunder is important for the Corporation to attract and retain key employees and to be able to continue to offer them the opportunity to participate in the ownership and growth of the Corporation through an employees stock purchase plan. In addition, the board of directors believes the Stock Purchase Plan is in the best interest of the Corporation and its Stockholders and recommends that the Stockholders vote FOR the approval of the Stock Purchase Plan and the reservation of 50,000 shares of Common Stock thereunder. Thermo Electron, which beneficially owned through its majority-owned subsidiary Thermedics approximately 76.2% of the outstanding voting stock of the Corporation on April 3, 1998, has indicated its intention to vote for the proposal.

     The affirmative vote of a majority of the Common Stock present and entitled to vote on this proposal is required to approve the adoption of the Stock Purchase Plan and the reservation of 50,000 shares of Common Stock thereunder. The board of directors believes that the adoption of the Stock Purchase Plan is in the best interest of the Corporation and its Stockholders and recommends that you vote FOR approval of the Stock Purchase Plan and the reservation of the shares. If not otherwise specified, proxies will be voted FOR approval of this proposal.


                 APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

     The board of directors has appointed Arthur Andersen LLP as independent public accountants for fiscal 1998. Arthur Andersen LLP has acted as independent public accountants for the Corporation since its inception in 1995. Representatives of that firm are expected to be present at the Meeting, will have the opportunity to make a statement if they desire to do so and will be available to respond to questions. The board of directors has established an audit committee, presently consisting of two outside directors, the purpose of which is to review the scope and results of the audit.


                                  OTHER ACTION

     Management is not aware at this time of any other matters that will be presented for action at the Meeting. Should any such matters be presented, the proxies grant power to the proxy holders to vote shares represented by the proxies in the discretion of such proxy holders.


                             STOCKHOLDER PROPOSALS

     Proposals of Stockholders intended to be presented at the 1999 Annual Meeting of the Stockholders of the Corporation must be received by the Corporation for inclusion in the proxy statement and form of proxy relating to that meeting no later than December 29, 1998.


                             SOLICITATION STATEMENT

     The cost of this solicitation of proxies will be borne by the Corporation. Solicitation will be made primarily by mail, but regular employees of the Corporation may solicit proxies personally or by telephone, facsimile transmission or telegram. Brokers, nominees, custodians and fiduciaries are requested to forward solicitation materials to obtain voting instructions from beneficial owners of stock registered in their names, and the Corporation will reimburse such parties for their reasonable charges and expenses in connection therewith.


Chelmsford, Massachusetts
April 23, 1998

                                                                    ATTACHMENT A

                           THERMEDICS DETECTION INC.

                         EMPLOYEES' STOCK PURCHASE PLAN



1.   DEFINITIONS.   As used in this Employees' Stock Purchase Plan of Thermedics
     -----------
     Detection Inc., the following terms shall have the meanings respectively assigned to them below:

(a) BASE COMPENSATION means annual or annualized base compensation, exclusive of overtime, bonuses, contributions to employee benefit plans, or other fringe benefits, sales commissions, moving expense reimbursements or other special payments.

(b) BENEFICIARY means the person designated as beneficiary on the Participant's Membership Agreement or, if no such beneficiary is named, the person to whom the Option is transferred by will or under the applicable laws of descent and distribution.

(c)  BOARD means the board of directors of the Company.

(d)  CODE means the Internal Revenue Code of 1986, as amended.

(e)  COMPANY means Thermedics Detection Inc., a Massachusetts corporation.

(f)  COMPANY STOCK means the common stock, $.01 par value, of the Company.

(g) ELIGIBLE EMPLOYEE means any U.S.-based employee of the Corporation who is eligible under the provisions of Section 7 to receive an Option as of a particular Grant Date.

(h) ENROLLMENT AGREEMENT means an agreement whereby a Participant authorizes the Company to withhold payroll deductions from his or her Gross Compensation.

(i) EXERCISE DATE means a date not more than one year after a Grant Date, as determined by the Board, on which Options must be exercised by Eligible Employees.

(j) GRANT DATE means a date specified by the Board on which Options are to be granted to Eligible Employees.

(k) GROSS COMPENSATION means Base Compensation plus sales commissions, overtime pay and cash bonuses.

(l) MARKET VALUE means, as of a particular date, the last sale price of the Company Stock if such stock is reported on the American Stock Exchange, or if not so reported, the average of bid and asked prices of the Company Stock last quoted by NASDAQ in the over-the-counter market on such date, as the case may be.

(m)  OPTION means an option to purchase shares of Stock granted under the Plan.

(n) OPTION SHARES means shares of Stock purchasable under an Option, which shares may not be transferred by the Participant until at least six months after the Exercise Date.

(o) PARTICIPANT means an Eligible Employee to whom an Option is granted and who authorizes the Company to withhold payroll deductions by completing an Enrollment Agreement.

(p) PLAN means this Employees' Stock Purchase Plan of the Company, as amended from time to time.

(q) RELATED CORPORATION means any corporation which is a parent corporation of the Company, as defined in Section 425(e) of the Code, and any corporation controlled by that parent corporation or the Company.

(r)  RULE 16B-3 means Rule 16b-3 and any successor rule promulgated under
     Section 16 of the Securities Exchange Act of 1934, as amended.

(s)  SECTION 423 means Section 423 of the Code.

2.  PURPOSE OF THE PLAN.   The Plan is intended to encourage ownership of
    -------------------
    Company Stock by employees of the Company and to provide additional incentive for the employees to promote the success of the business of the Company. It is intended that the Plan shall be an "employee stock purchase plan" within the meaning of Section 423.

3.  TERM OF THE PLAN.   The Plan shall become effective on November 1, 1998.  No
    ----------------
    option shall be granted under the Plan after November 2, 2008.

4.  ADMINISTRATION OF THE PLAN.  The Plan shall be administered by the Board,
    --------------------------
    which annually shall determine whether to grant Options under the Plan, shall specify which dates shall be Grant Dates and Exercise Dates, and shall fix the respective maximum percentages of each Participant's Gross Compensation which may be withheld for the purpose of purchasing shares of Company Stock; provided, that, the maximum aggregate percentage of each
                   --------
    Participant's Gross Compensation which may be withheld for the purpose of purchasing shares of stock under this Plan and all other employees stock purchase plans (as defined in Section 423(b) of the Code) administered by a Related Corporation and in which Eligible Employees may participate shall not exceed ten percent of the Participant's Gross Compensation. The Board shall have authority to interpret the Plan, to prescribe, amend and rescind rules and regulations relating to the Plan, to determine the terms of Options granted under the Plan, and to make all other determinations necessary or advisable for the administration of the Plan.

    The Board may appoint a committee, consisting of "non-employee directors" as defined in Rule 16b-3, to administer the Plan and may, in its sole and absolute discretion, delegate any or all of the functions specified herein regarding administration of the Plan to such committee.

5.  TERMINATION AND AMENDMENT OF PLAN.  The Board may terminate or amend the
    ---------------------------------
    Plan at any time; provided, however, that no amendment, unless approved by the holders of a majority of the issued and outstanding shares of Company Stock shall be effective if it would cause the Plan to fail to satisfy the requirements of Rule 16b-3. No termination of or amendment to the Plan may adversely affect the rights of a Participant with respect to any Option held by the Participant as of the date of such termination or amendment.

6.  SHARES OF STOCK SUBJECT TO THE PLAN.  No more than an aggregate of 50,000
    -----------------------------------
    shares of Company Stock may be issued or delivered pursuant to the exercise of Options granted under the Plan, subject to adjustments made in accordance with Section 9.8. Option Shares may be either shares of Company Stock which are authorized but unissued or shares of Company Stock held by the Company in its treasury. If an Option expires or terminates for any reason without having been exercised in full, the unpurchased Option Shares shall become available for other Options granted under the Plan. The Company shall, at all times during which Options are outstanding, reserve and keep available shares of Company Stock sufficient to satisfy such Options, and shall pay all fees and expenses incurred by the Company in connection therewith. In the event of any capital change in the outstanding Company Stock as contemplated by Section 9.8, the number of shares of Company Stock reserved and kept available by the Company shall be appropriately adjusted.

7.  PERSONS ELIGIBLE TO RECEIVE OPTIONS.  Each employee of the Company shall be
    -----------------------------------
    granted an Option on each Grant Date on which such employee meets all of the following requirements:

    (a) The employee has completed at least six months of continuous employment for the Company or a Related Corporation. Employment shall include any leave of absence for military service, illness or other bona fide purpose which does not exceed the longer of 90 days or the period during which the absent employee's reemployment rights are guaranteed by statute or contract.

    (b) The employee is customarily employed by the Company for more than 20 hours per week and for more than five months per calendar year.

    (c) The employee will not, after grant of the Option, own stock possessing five percent or more of the total combined voting power or value of all classes of stock of the Company or of any Related Corporation. For purposes of this paragraph (c), the rules of Section 425(d) of the Code shall apply in determining the stock ownership of the employee, and stock which the employee may purchase under outstanding options shall be treated as stock owned by the employee.

    (d) Upon grant of the Option, the employee's rights to purchase stock under all employee stock purchase plans (as defined in Section 423(b) of the Code) of the Company and its Related Corporations will not accrue at a rate which exceeds $25,000 of fair market value of the Stock (determined as of the Grant Date for such Option) for each calendar year in which such Option is outstanding at any time. The accrual of rights to purchase Stock shall be determined in accordance with Section 423(b) (8) of the Code.

8.  DATES FOR GRANTING OPTIONS.  Options shall be granted on each date
    --------------------------
    designated by the Board as a Grant Date.

9.  TERMS AND CONDITIONS OF OPTIONS.
    -------------------------------

  9.1.  GENERAL.  All Options granted on a particular Grant Date shall comply
        --------
        with the terms and conditions set forth in Sections 9.3 through 9.12, and each Option shall be identical except as to the number of shares of Company Stock purchasable under the Option, which shall be determined in accordance with Section 9.2.

  9.2.  NUMBER OF SHARES.  The maximum number of shares of Company Stock which a
        ----------------
        Participant shall be permitted to purchase shall be equal to the amount of the Participant's Gross Compensation permitted to be withheld for purchasing Company Stock during the period running from the Grant Date to the Exercise Date, divided by the purchase price determined in accordance with Section 9.3. The number of shares which a Participant is permitted to purchase may be further limited by the amount of payroll deductions actually withheld as of the Exercise Date.

  9.3.  PURCHASE PRICE.  The purchase price of Option Shares shall be 95 percent
        --------------
        of the Market Value of Company Stock as of the Grant Date. If the Grant Date shall fall on a Saturday, Sunday or other legal holiday, the Market Value shall be determined as of the trading day immediately preceding the Grant Date.

  9.4.  RESTRICTIONS ON TRANSFER.  Options may not be transferred otherwise than
        ------------------------
        by will or under the laws of descent and distribution, or pursuant to a qualified domestic relations order. An Option may not be exercised by anyone other than the Participant during the lifetime of the Participant. Option Shares may not be sold or otherwise transferred by the Participant until at least six months after the Exercise Date. The Company shall have the right to place a legend on all stock certificates representing Option Shares setting forth the restriction on transferability of such shares.

  9.5.  EXPIRATION.  Each Option shall expire at the close of business on the
        -----------
        Exercise Date or on such earlier date as may result from the operation of Section 9.6.

  9.6.  TERMINATION OF EMPLOYMENT OF PARTICIPANT. If a Participant ceases for
        ----------------------------------------
        any reason, voluntary or involuntary (other than death or retirement), to be continuously employed by the Company or a Related Corporation, his or her Option shall immediately expire, and the Participant's accumulated payroll deductions shall be returned by the Company with interest pursuant to Section 9.12. For purposes of this Section 9.6, a Participant shall be deemed to be employed throughout any leave of absence for military service, illness or other bona fide purpose which does not exceed the longer of ninety days or the period during which the

        Participant's reemployment rights are guaranteed by statute or by contract. If the Participant does not return to active employment prior to the termination of such period, his or her employment shall be deemed to have ended on the 91st day of such leave of absence.

  9.7   RETIREMENT OR DEATH OF PARTICIPANT.  If a Participant retires or dies,
        ----------------------------------
        the Participant or, in the case of death, his or her Beneficiary, shall be entitled to withdraw the Participant's accumulated payroll deductions with interest pursuant to Section 9.12, or to purchase shares on the Exercise Date to the extent that the Participant would have been so entitled had he or she continued to be employed by the Company. The number of shares purchasable shall be limited by the amount of the participant's accumulated payroll deductions as of the date of his or her retirement or death. Accumulated payroll deductions shall be applied by the Company toward the purchase of shares unless the Participant or Beneficiary withdraws such funds prior to the Exercise Date.

  9.8   CAPITAL CHANGES AFFECTING THE STOCK.  In the event that, between the
        -----------------------------------
        Grant Date and the Exercise Date of an Option, a stock dividend is paid or becomes payable in respect of Company Stock or there occurs a split-up or contraction in the number of shares of Company Stock, the number of shares for which the Option may thereafter be exercised and the price to be paid for each such share shall be proportionately adjusted. In the event that, after the Grant Date, there occurs a reclassification or change of outstanding shares of Company Stock or a consolidation or merger of the Company with or into another corporation or a sale or conveyance, substantially as a whole, of the property of the Company, the Participant shall be entitled on the Exercise Date to receive shares of stock or other securities equivalent in kind and value to the shares of stock he or she would have held if he or she had exercised the Option in full immediately prior to such reclassification, change, consolidation, merger, sale or conveyance and had continued to hold such shares (together with all other shares and securities thereafter issued in respect thereof) until the Exercise Date. In the event that there is to occur a recapitalization involving an increase in the par value of Company Stock which would result in a par value exceeding the exercise price under an outstanding Option, the Company shall notify the Participant of such proposed recapitalization immediately upon its being recommended by the Board to the Company's shareholders, after which the Participant shall have the right to exercise his or her Option prior to such recapitalization; if the Participant fails to exercise the Option prior to recapitalization, the exercise price under the Option shall be appropriately adjusted. In the event that, after the Grant Date, there occurs a dissolution or liquidation of the Company, except pursuant to a transaction to which Section 425(a) of the Code applies, each Option to purchase Company Stock shall terminate, but the Participant holding such Option shall have the right to exercise his or her Option prior to such dissolution or liquidation.

  9.9.  PAYROLL DEDUCTIONS.  Any Eligible Employee, who wishes to authorize
        ------------------
        payroll deductions for the purchase of Option Shares under the Plan, must complete and return to the human resources department of the Company prior to the Grant Date an Enrollment Agreement indicating the total percentage (which shall be a full integer between one and the maximum determined by the Board in accordance with Section 4 hereof) of his or her Gross Compensation which is to be withheld each pay period. Prior to the Exercise Date, the Participant shall be permitted to do each of the following once during any plan year: (a) withdraw accumulated payroll deductions, (b) discontinue payroll deductions, and
        (c) decrease, but not increase, the percentages of Gross Compensation withheld. The Participant may not recommence payroll deductions at any time prior to the Exercise Date.

  9.10. EXERCISE OF OPTIONS.  On the Exercise Date the Participant shall be
        -------------------
        deemed to have exercised his or her Option to purchase the maximum number of Option Shares purchasable by his or her accumulated payroll deductions, provided that:

        (a) The number of Option Shares of Company Stock purchasable shall not exceed the number of shares the Participant is entitled to purchase pursuant to Section 9.2.

        (b) If the total number of Option Shares of Company Stock which all Participants elect to purchase, together with any Option Shares of Company Stock already purchased under the Plan, exceeds the total number of shares of Company Stock which may be purchased under the Plan pursuant to Section 6, the number of shares of Company Stock which each Participant is permitted to purchase shall be decreased pro rata based on the Participant's accumulated payroll deductions
             --------
             with respect to Company Stock in
             relation to all accumulated payroll deductions currently being withheld under the Plan with respect to Company Stock.

        (c) If the number of Option Shares purchasable includes a fraction, such number shall be adjusted to the next smaller whole number and the purchase price shall be adjusted accordingly.

        (d) Notwithstanding the foregoing, a Participant may notify the Company's human resources department at least 30 days prior to an Exercise Date, by completing an Enrollment/Change Agreement, that he or she elects not to exercise his or her Option and desires to withdraw his or her accumulated payroll deductions withheld under the Plan, as provided in Section 9.9.

  9.11. DELIVERY OF STOCK.  Within a reasonable time after the Exercise Date,
        -----------------
        the Company shall deliver or cause to be delivered to the Participant a certificate or certificates for the number of shares purchased by the Participant. If any law or applicable regulation of the Securities and Exchange Commission or other body having jurisdiction in the premises shall require that the Company or the Participant take any action in connection with the shares being purchased under the Option, delivery of the certificate or certificates for such shares shall be postponed until the necessary action shall have been completed, which action shall be taken by the Company at its own expense, without unreasonable delay. The Participant shall have no rights as a shareholder in respect of shares for which he or she has not received a certificate.

  9.12. RETURN OF ACCUMULATED PAYROLL DEDUCTIONS.  In the event that the
        ----------------------------------------
        Participant or the Beneficiary is entitled to the return of accumulated payroll deductions, whether by reason of voluntary withdrawal, termination of employment, retirement, death, or in the event that accumulated payroll deductions exceed the price of Option Shares purchased, such amount, together with interest thereon at the rate fixed by the Board of Directors (which rate for a particular plan year running from Grant Date to Exercise Date shall be fixed annually by the Board of Directors prior to the commencement of such period), shall be returned within a reasonable time by the Company to the Participant or the Beneficiary, as the case may be; provided, however, that interest shall
                                         --------  -------
        not be paid on any amount returned which is less than the purchase price of one Option Share of Company Stock for which such payroll deductions were withheld.

                                 FORM OF PROXY

                           THERMEDICS DETECTION INC.

       PROXY FOR ANNUAL MEETING OF STOCKHOLDERS TO BE HELD JUNE 1, 1998


         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

          The undersigned hereby appoints James Barbookles, John N. Hatsopoulos and Melissa F. Riordan or any one of them in the absence of the others, as attorneys and proxies of the undersigned, with full power of substitution, for and in the name of the undersigned, to represent the undersigned at the Annual Meeting of the Stockholders of Thermedics Detection Inc., a Massachusetts corporation (the "Company"), to be held on Monday, June 1, 1998, at 1:30 p.m. at The Hyatt Regency Scottsdale Resort at Gainey Ranch, Scottsdale, Arizona, and at any adjournment or postponement thereof, and to vote all shares of common stock of the Company standing in the name of the undersigned on April 3, 1998, with all of the powers the undersigned would possess if personally present at such meeting:

           (IMPORTANT - TO BE SIGNED AND DATED ON THE REVERSE SIDE.)

     Please mark your
[x]  votes as in this
     example.

1.  ELECTION OF DIRECTORS OF THE COMPANY (see reverse).

          FOR       [    ]          WITHHELD  [    ]

FOR all nominees listed at right, except authority to vote withheld for the following nominees (if any):
                             --------------------------------------

NOMINEES: James C. Barbookles, Morton Collins, John T. Keiser, Matthew C. Weisman and John W. Wood Jr.


2. Approve management proposal to adopt the
   Corporation's employees' stock purchase plan and     FOR               AGAINST         ABSTAIN
   reserve 50,000 shares of the common stock for        [  ]              [  ]            [  ]
   issuance thereunder.


3. In their discretion on such other matters as may properly come before the Meeting.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED "FOR" THE PROPOSALS SET FORTH ABOVE IF NO INSTRUCTION TO THE CONTRARY IS INDICATED OR IF NO INSTRUCTION IS GIVEN.

Copies of the Notice of Meeting and of the Proxy Statement have been received by the undersigned.

PLEASE DATE, SIGN AND PROMPTLY RETURN THIS PROXY IN THE ENCLOSED ENVELOPE.

SIGNATURE(S)_______________________________________   DATE_________________

NOTE: This proxy should be dated, signed by the shareholder(s) exactly as his or her name appears hereon, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, both should sign.